Exhibit 99.1

NEWS RELEASE
American To Receive Approximately $27 Million From Sale Of The Non-Core Portion Of Its Douglas Project
DENVER, August 27, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) has entered into a definitive agreement with a major independent natural gas producer to sell 36,000 net acres in its 128,000 gross (70,000 net) acre Douglas project area for approximately $27 million. Of the 36,000 net acres, 33,000 net acres are located in the West Douglas and Douglas project areas and 3,000 acres are located on the far western edge of the Fetter project area. Included in the sale is American’s carried interest in the State Deep 7-16 well that is currently in the process of being completed at West Douglas. The agreement is subject to land due diligence and is expected to close by late October.
Pat O’Brien, CEO of American commented, “We are very pleased to announce this agreement to sell a portion of our non-core acreage. We plan to use the proceeds of this sale to focus on our ongoing programs in the Fetter Field, Goliath Bakken and Krejci projects and to continue our land acquisition activities in new areas that we believe hold significant potential for American.”
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184